EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ImmunoCellular Therapeutics, Ltd. on the Post-Effective Amendment No. 2 on Form S-3 to Form S-1 (File No. 333-167207) of our report dated March 29, 2010, with respect to our audit of the financial statements of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2009 and the period from February 25, 2004 (inception) to December 31, 2009 appearing in the Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.

Los Angeles, California

April 26, 2012